Exhibit 10.18

No: Provided to:
SUPPLEMENT
HYB A FUND SP a segregated portfolio of PRESTIGE GLOBAL FUND SPC an exempted company incorporated with limited liability under the laws of the Cayman Islands with registration number 312284
PRESTIGE GLOBAL ASSET MANAGEMENT LIMITED Manager SHANGHAI BPS INVESTMENT MANAGEMENT PARTNERSHIP (LIMITED PARTNERSHIP) 上海毕朴斯投资管理合伙企业（有限合伙） Investment Manager
April 2020

WARNING

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

警告

本文件的內容未經在香港的規管當局審核。你應就有關要約謹慎行事。如你對本文件的

任何內容有任何疑問，你應尋求獨立專業意見。

IMPORTANT NOTICES TO POTENTIAL INVESTORS

Prestige Global Fund SPC (the “Company”) is an exempted company incorporated with limited liability and registered as a segregated portfolio company under the Companies Law. This Supplement relates to the offering of Participating Shares attributable to HYB A FUND SP, a segregated portfolio of the Company. This Supplement should be read in conjunction with the Memorandum.

Reliance on the Memorandum and this Supplement

Participating Shares are being offered only on the basis of the information contained in the Memorandum and this Supplement. Any further information or representations given or made by any dealer, broker or other person should be disregarded and accordingly, should not be relied upon. No person has been authorised to give any information or to make any representations in connection with the offering of Participating Shares other than those contained in the Memorandum and this Supplement and, if given or made, such information or representations must not be relied on as having been authorised by the Directors.

Certain information contained in this Supplement constitutes “forward-looking statements”, which can be identified by the use of forward-looking terminology such as “may”, “will”, “should”, “expect”, “anticipate”, “project”, “estimate”, “intend”, “believe”, the negatives of such words, other variations of such words or comparable terminology. Due to various risks and uncertainties, including those described in the sections in the Memorandum headed “Risk Factors” and “Conflicts of Interest” and the section in this Supplement headed “Risk Factors”, actual events or results or the actual performance of the Portfolio may differ materially from that anticipated in such forward-looking statements.

No representations or warranties of any kind are intended or should be inferred with respect to the economic return from, or the tax consequences of, an investment in the Portfolio. Before making an investment in the Portfolio prospective investors should review the Memorandum and this Supplement carefully and in their entirety. Prospective investors should consult with their legal, tax and financial advisers as to any legal, tax, financial or other consequences of subscribing for, purchasing, holding, redeeming or disposing of Participating Shares in their country of citizenship, residence and/or domicile.

Risks

An investment in the Portfolio carries substantial risk. There can be no assurance that the investment objective of the Portfolio will be achieved and investment results may vary substantially over time. An investment in the Portfolio is only suitable for sophisticated investors who are able to bear the loss of a substantial portion or even all of their investment in the Portfolio. An investment in the Portfolio is not intended to be a complete investment programme for any investor.

There is no public market for Participating Shares, nor is a public market expected to develop in the future.

Potential investors should carefully consider the risk factors set out in the sections of the Memorandum and this Supplement headed “Risk Factors” when considering whether an investment in the Portfolio is suitable for them in light of their circumstances and financial resources. Investors are advised to seek independent professional advice on the implications of investing in the Portfolio.

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DIRECTORY

Prestige Global Fund SPC

HYB A FUND SP

Directors	SHI, Hongtao SZE, Chi Tak

Registered Office	4th Floor, Harbour Place 103 South Church Street PO Box 10240 Grand Cayman KY1-1002 Cayman Islands

Manager	Prestige Global Asset Management Limited 4th Floor, Harbour Place 103 South Church Street PO Box 10240 Grand Cayman KY1-1002 Cayman Islands

Investment Manager	Shanghai BPS Investment Management Partnership (Limited Partnership) 上海毕朴斯投资管理合伙企业（有限合伙） Room 138, Area A, 2nd Floor 5251 Huqingping Road, Qingpu District Shanghai People’s Republic of China

Investment Advisor	Prestige Asset Management Limited Suite 5102, Cheung Kong Center 2 Queen’s Road Central Hong Kong

Administrator	Apex Fund Services Ltd. 58 Par-la-Ville Road Vallis Building Hamilton, HM11 Bermuda

Sub-Administrator	Apex Fund Services (Singapore) Pte Ltd 9 Temasek Boulevard Suntec City Tower Two #12-01/02 Singapore 038989

Custodian	CCB (Asia) Trustee Company Limited 23rd CCB Tower 3 Connaught Road Central, Central Hong Kong

QFII Investment Manager	BOB Scotia International Asset Management Company Limited
中加国际资产管理有限公司 Unit 3301, 33/F The Center 99 Queen's Road Central Hong Kong

QFII Custodian	China Construction Bank Corporation 中国建设银行股份有限公司 No. 25, Financial Street Xicheng District Beijing People’s Republic of China

Auditors	Deloitte & Touche One Capital Place (OCP) 136 Shedden Road George Town P.O. Box 1787 KY1-1109, Grand Cayman Cayman Islands

Legal Adviser as to Cayman Islands law	Harney Westwood & Riegels 3501, The Center 99 Queen's Road Central Hong Kong SAR

Legal Adviser as to Hong Kong law	Eversheds Sutherland 37/F, One Taikoo Place 979 King's Road Quarry Bay Hong Kong SAR

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CONTENT

Definitions	1
The Portfolio	4
Establishment	4
Participating Shares	4
Dealing currency	4
Investment Programme	5
Investment objective	5
Investment strategy	5
Borrowing	6
Investment Restrictions and Guidelines	6
Changes to Investment Programme	6
Distribution policy	6
Management and Administration	7
The Manager and the Investment Manager	7
QFII Investment Manager/Custodian	9
Custodian	9
Administrator	10
Change of service providers	11
Fees and Expenses	12
Fees and Expenses of the Manager	12
Fees and Expenses of the Investment Manager	15
Fees and Expenses of the Investment Advisor	15
Administration fees	15
QFII Investment Manager/Custodian fees	15
Custodian fees	15
Other Fees and Expenses	15
Subscriptions	16
Subscription price and issuance	16
Subscription Procedure	16
Minimum investment	17
Redemptions	18
Redemption of Participating Shares	18
Redemption price and redemption proceeds	18
Lock-Up Period	18
Risk Factors	19
Risks associated with the QFII regime	24
Risks associated with the PRC	25
PRC Tax Risk	26
Financial Information and Reports	30
Financial statements	30
Reports to Shareholders	30

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DEFINITIONS

In this Supplement capitalised terms have the meanings set out in the Memorandum unless otherwise defined below:

Calculation Period

a period of 3 months commencing on each 1 January, 1 April, 1 July and 1 October, provide that the first Calculation Period in respect of any Participating Share will be the period commencing on the date such Participating Share is issued and ending on the next following 31 March, 30 June, 30 September or 31 December or the date any Participating Share is redeemed.

Class A Share	a Participating Share designated as a Class A Share.

Class B Share	a Participating Share designated as a Class B Share.

Class C Share	a Participating Share designated as a Class C Share.

Custodian	CCB (Asia) Trustee Company Limited.

Hurdle	has the meaning set out in the section headed “Fees and Expenses – Fees and Expenses of the Manager” of the Supplement.

IFRS	International Financial Reporting Standards issued by the International Accounting Standards Board.

Initial Offer Period	in respect of Class A Shares and Class C Shares, such period as may be determined by the Directors during which such Participating Shares are first offered for subscription.

Investment Management Agreement	the investment management agreement between the Company for and on behalf of the Portfolio, the Manager and the Investment Manager, as described in the section headed “Management and Administration – The Manager and the Investment Manager” of this Supplement.

Investment Management Fee	the investment management fee payable by the Company, out of the assets of the Portfolio, to the Manager pursuant to the Investment Management Agreement, as described in the section headed “Fees and Expenses – Fees and Expenses of the Manager” of this Supplement.

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Lock-Up Period

in respect of:

1.    Class A Shares, a period of six (6) calendar months from the date on which the Class A Share was issued, in which period Class A Shares will not be available for redemption and there will not be a Redemption Day;

2.    Class B Shares, a period of six (6) calendar months from the end of the initial offer period, in which period Class B Shares will not be available for redemption and there will not be a Redemption Day; and

3.    Class C Shares, a period of twelve (12) calendar months from the end of the Initial Offer Period, in which period Class C Shares will not be available for redemption and there will not be a Redemption Day.

Memorandum	the private placement memorandum of the Company, as amended from time to time.

Minimum Holding	Participating Shares with an aggregate Net Asset Value of not less than US$300,000 or such amount as the Directors may determine, either generally or in any particular case.

Net Asset Value	the net asset value of the Portfolio, the relevant Class or a Participating Share, as the case may be, determined as described in the section of the Memorandum headed “Net Asset Value”.

Net Asset Value per Share	in respect of a Participating Share of any Class, the Net Asset Value of the relevant Class divided by the number of Participating Shares of such Class in issue.

Participating Share	a participating, redeemable, non-voting share of par value US$0.01 in the capital of the Company attributable to the Portfolio and being offered for subscription under the terms of the Memorandum and this Supplement.

Peak Net Asset Value per Share	in respect of a Class is the greater of: (i) the price at which Participating Shares of that Class are issued at the close of the Initial Offer Period; and (ii) the highest Net Asset Value per Share of that Class in effect immediately after the end of the previous Calculation Period in respect of which a Performance Fee (other than a Performance Fee Redemption) was charged.

Performance Fee	the performance fee, if any, payable by the Company, out of the assets of the Portfolio, to the Manager pursuant to the Investment Management Agreement, as described in the section headed “Fees and Expenses – Fees and Expenses of the Manager” of this Supplement.

Performance Fee Percentage	has the meaning set out in the section headed “Fees and Expenses – Fees and Expenses of the Manager” of the Supplement.

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Performance Fee Redemption

with respect to any appreciation in the value of those Participating Shares from the Net Asset Value per Share at the date of subscription up to the Peak Net Asset Value per Share, the Performance Fee charged at the end of each Calculation Period by redeeming at par value such number of the Shareholder’s Participating Shares of the relevant Class as have an aggregate Net Asset Value equal to the Performance Fee Percentage of any such appreciation.

Portfolio	HYB A FUND SP, a segregated portfolio of the Company established in accordance by the Articles.

PRC	the People’s Republic of China excluding Hong Kong, Macau and Taiwan for the purpose of this Supplement.

QFII	qualified foreign institutional investors approved pursuant to the relevant PRC regulations (as amended from time to time).

QFII Investment Manager/Custodian

BOB Scotia International Asset Management Company Limited ( 中 加国际资产管理有限公司), which is a holder of QFII status, as the QFII Investment Manager, and China Construction Bank Corporation (中国建设银行股份有限公司) as the eligible QFII Custodian required to be appointed in the PRC for the custody of assets in respect of the Portfolio.

Redemption Day	after the expiry of the Lock-Up Period, such day as the Directors may determine and thereafter, the first Business Day of each month, and/or such other day or days as the Directors may determine, either generally or in any particular case.

Redemption Price	the price per share at which Participating Shares of the relevant Class may be redeemed, calculated in the manner described in the section of this Supplement headed “Redemptions”.

RMB	renminbi, the lawful currency of the PRC.

Subscription Day	in respect of Class A Shares, Class B Shares and Class C Shares, the first Business Day of each month, and/or such other day or days as the Directors may determine, either generally or in any particular case.

Subscription Price	the price per share at which Participating Shares may be issued after the close of the Initial Offer Period, calculated in the manner described in the section of this Supplement headed “Subscriptions”.

Valuation Day	in respect of each Class, (i) the last Business Day of each month, (ii) the Business Day immediately preceding each Redemption Day and each Subscription Day, and/or (iii) such other day or days as the Directors may determine, either generally or in any particular case.

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THE PORTFOLIO

ESTABLISHMENT

The Portfolio was established on 25 September 2019.

PARTICIPATING SHARES

Class A Shares, Class B Shares and Class C Shares in respect of the Portfolio are currently being offered under the terms of the Memorandum and this Supplement.

At any time the Directors may create and designate additional Classes in respect of the Portfolio without notice to, or the consent of, the Shareholders. The Directors may differentiate between Classes on various bases, including as to the Dealing Currency, the fees payable, the level of information provided and redemption rights.

DEALING CURRENCY

The Dealing Currency of the Class A Shares, Class B Shares and Class C Shares is the US Dollar. Subscriptions for, and redemptions of, Participating Shares of a Class will be processed in the relevant Dealing Currency, and the Net Asset Value per Share of the Class will be calculated and quoted in such Dealing Currency.

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INVESTMENT PROGRAMME

INVESTMENT OBJECTIVE

The investment objective of the Portfolio is to provide short to medium term income and capital appreciation by investing primarily in bonds.

There can be no assurance that the investment objective will be achieved.

INVESTMENT STRATEGY

The Investment Manager will seek to achieve the investment objective of the Portfolio by investing in bonds like stressed bonds which it believes is different from traditional bond investments. The income of stressed bonds will come from coupons, redemption gains, and capital gains, and in particular, those bonds will normally will have high coupon characteristics. Due to credit discrimination, clearing expired products and risk control dividends, the net transaction price of stressed bonds is generally discounted compared to their face value.

The Investment Manager will seek to achieve capital gains from an improvement in the bond issuer’s corporate credit quality and/or changes in capital market environment.

In particular, the investment strategy of the Investment Manager is to seek to capture investment opportunities dynamically based on research, pricing and tracking in a bond pool that meets certain yields by adopting the following processes:

●	Research. The Investment Manager’s team will comprehensively study a issuing company's governance structure, industry boom, the company's own operating strength, financial flexibility and other potential issues, familiar with the core risk points of the company's operations.

●	Assessment. According to the risk of the bond, the Investment Manager’s team will measure the value of the bond, make pricing, and pay attention to leave a margin of safety. The Investment Manager believes that a diverse portfolio of investments is also very important, and it is necessary to control the absolute risk from the perspective of probability and statistics.

●	Commitment. Finally, the Investment Manager recognises that qualifications of the issuing company are dynamically changing and accordingly, the core risk points of positions and alternative bonds need to be dynamically tracked in order to judge the latest reasonable price. Once the driving factors of the impact bond price are seized, the buying decision will be made at the same time.

The Portfolio may invest in bonds and other debt securities denominated in RMB, US Dollars and other currencies. There are no restrictions on the credit profile or jurisdiction of the issuer.

The Portfolio’s exposure to RMB-denominated debt securities issued in the PRC will be obtained through the QFII regime, or such other means as permitted by the relevant regulatory authorities from time to time.

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BORROWING

When deemed appropriate by the Investment Manager, the Portfolio may employ borrowing and/or leverage for a variety of purposes including for managing liquidity (including paying redemption proceeds or paying expenses), making investments and/or implementing the investment objective and approach. The Portfolio may undertake direct borrowing or leverage through borrowing cash, securities and other instruments. The Portfolio may pledge assets as security for borrowings. The use of leverage by the Portfolio will increase the risk of an investment in the Portfolio.

The maximum leverage will not normally exceed 400 per cent of the latest Net Asset Value of the Portfolio.

The level of leverage shall be calculated as follows:

Leverage (%) =  gross asset value of the Portfolio

                          Net Asset Value of the Portfolio

INVESTMENT RESTRICTIONS AND GUIDELINES

The Directors have not imposed any investment restrictions with respect to the assets of the Portfolio.

The Directors may, after consultation with the Manager and the Investment Manager, adopt and may change investment restrictions concerning the assets of the Portfolio from time to time. If investment restrictions are adopted or changed, the Manager and/or the Investment Manager will inform Shareholders within a reasonable time after such adoption or change has been implemented.

The Portfolio’s investment restrictions (if and when they have been adopted by the Portfolio) may be breached as a result of redemptions and net profits and losses. None of the Directors, the Manager and the Investment Manager will be liable for the Portfolio’s breaching any one or more of the Portfolio’s investment restrictions.

CHANGES TO INVESTMENT PROGRAMME

The investment objective, investment strategy, investment restrictions and guidelines summarised above represent the current intentions of the Directors. Subject to any applicable law or regulation, the Directors may change the investment programme, including the objective, investment strategy, investment restrictions and guidelines, by giving Shareholders not less than one (1) months’ prior written notice of the proposed changes.

DISTRIBUTION POLICY

It is the current intention of the Directors to distribute some or all of the income received from the Portfolio from its investments semi-annually by way of dividend. The amount of the dividend shall be determined by the Directors in their absolute discretion. The Directors may decide not to pay a dividend on one or more occasions.

The Directors may declare dividends other than semi-annually at any time in the future if they consider it appropriate to do so. If a dividend is declared, the Company will distribute it in compliance with applicable law.

To the extent that a dividend may be declared, it will be paid in compliance with any applicable laws.

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MANAGEMENT AND ADMINISTRATION

THE MANAGER AND THE INVESTMENT MANAGER

Investment Management Agreement

Pursuant to the Investment Management Agreement, the Manager is appointed to act as the manager in respect of the Portfolio subject to the overall control and supervision of the Directors. The Manager shall perform such duties as are customarily performed by a manager and will, subject to compliance with the provisions of the Memorandum, the Supplement and the Articles, have complete discretion, for the account of, and as agent of, the Company for and on behalf of the Portfolio to:

(a)	assist the Investment Manager to establish and organise the Portfolio as a segregated portfolio of the Company including the production, printing and distribution of the Memorandum and this Supplement or any other similar document and attending to required filings and registrations in respect of the Portfolio;

(b)	provide consulting service to the Investment Manager on its selection of legal, audit and other professionals, the Administrator and other third parties for services to be rendered to the Company, the Portfolio and/or the Investment Manager (for the avoidance of doubt, the Manager is not responsible for the selection or appointment of such service providers to the Company, the Portfolio and/or the Investment Manager);

(c)	assist applicants for Participating Shares and Shareholders applying for additional Participating Shares with their subscription application and supporting documents;

(d)	maintain and close bank accounts in the name of the Portfolio, negotiate and execute account opening documentation;

(e)	place cash on and withdraw cash from deposit with banks and financial institutions on behalf of the Company for the account of the Portfolio, negotiate and execute account opening documentation;

(f)	liaise with legal, audit and other professionals, the Administrator, QFII Investment Manager/Custodian, banks and other service providers in respect of the Portfolio and assist the Investment Manager to coordinate ongoing provision of services by such parties; and

(g)	provide consulting service to the Investment Manager in relation to any winding up or termination of the Portfolio in accordance with the Memorandum, this Supplement and applicable law.

Pursuant to the Investment Management Agreement, the Investment Manager is appointed to act as the investment manager in respect of the Portfolio subject to the overall control and supervision of the Directors. The Investment Manager will perform such duties as are customarily performed by an investment manager and subject to compliance with the provisions of the Memorandum, the Supplement and the Articles, have complete discretion, for the account of, and as agent of, the Company for and on behalf of the Portfolio to:

(a)	buy, sell, retain, exchange or otherwise deal in investments and other assets, make deposits, subscribe to issues and offers for sale and accept placings, underwritings and sub- underwritings of any investments, advise on or execute transactions;

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(b)	effect transactions on any markets, negotiate and execute counterparty and account opening documentation;

(c)	exercise all rights of the Portfolio, with respect to its interest in any person, firm, corporation or other entity, including, without limitation, participating in arrangements with creditors, the institution and settlement or compromise of suits and administrative proceedings and other like or similar matters;

(d)	if required, select brokers and accept soft dollars from such brokers in accordance with applicable laws, regulations and codes of conduct;

(e)	negotiate, settle and execute on behalf of the Portfolio, brokerage or custody account opening and any other documentation required to be so negotiated, settled or executed in connection with the execution of transactions in relation to the assets of the Portfolio by the Investment Manager; and

(f)	otherwise act as the Investment Manager judges appropriate in relation to the management and investment of the assets of the Portfolio.

The Investment Management Agreement provides that neither the Investment Manager nor any of its directors, officers or employees shall be liable in respect of the negligence, wilful misfeasance, bad faith, reckless disregard, wilful default or fraud of any person, firm or company through which transactions in Investments are effected for the Portfolio, of any custodians or any other party having custody or possession of the Portfolio from time to time, or of any clearance or settlement system and the Investment Manager shall not be liable for any loss in connection with the Investment Management Agreement unless such loss or damage is due to the gross negligence (as defined in the Investment Management Agreement), wilful default or fraud of the Investment Manager. To the maximum extent permissible by law, the Manager will not be liable for any loss of the Company, the Fund or the Manager howsoever arising.

The Investment Management Agreement provides further that the Company shall indemnify the Manager, the Investment Manager and each of their directors, officers and employees, out of the assets of the Portfolio, against any and all liabilities, obligations, losses, damages, suits and expenses which may be incurred by or asserted against the Manager or the Investment Manager in their capacity as Manager or the Investment Manager (as the case may be) of the Portfolio other than those resulting directly or indirectly from their gross negligence (as defined in the Investment Management Agreement), wilful default or fraud, in each case out of the assets of the Portfolio.

The Management Agreement may be terminated by either party on not less than ninety (90) days’ written notice and, in certain circumstances, may be terminated immediately. The Management Agreement is governed by the laws of the Cayman Islands.

The Investment Manager

Shanghai BPS Investment Management Partnership (Limited Partnership) 上海毕朴斯投资管理合伙企业（有限合伙）has been appointed by the Company for and on behalf of the Portfolio and the Manager to act as the Investment Manager to provide certain asset management services to the Portfolio in respect of the management and investment of the assets of the Portfolio pursuant to the Investment Management Agreement.

Shanghai BPS Investment Management Partnership (Limited Partnership) 上海毕朴斯投资管理合伙企业（有限合伙） was established in January 2015 with a registered capital of 100 million RMB. It is a private equity fund with licensed by the China Securities Investment Fund Association. The company focuses on fixed income investment and absolute income products, covering bond  investment and sales transactions, trust investment plans, commodity futures, hedge funds and other frontier areas.

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The directors of the Investment Manager are:

Tao Zhao

Mr. Tao Zhao holds a Master of Science and Technology from the New York University of Technology.

Mr. Zhao has 9 years in finance related industries and 7 years in securities market and has previously worked in Morgan Stanley (New York), engaged in VC project audit, and has experience in more than 200 projects with advanced investment ideas and rich project audit experience. He was a researcher and investment manager of Weifang Agricultural Credit Cooperative. He focused on interest rate bond investment and staff training and education. He managed a bond portfolio of 2.5 billion RMB with an annual yield of 5-11%. In his current role with the Investment Manager, Mr. Zhao is responsible for the formulation of trading strategies for the entire investment advisory business and oversees the investment scale of 12.5 billion RMB.

Changwei Yao

Mr. Changwei Yao holds a Bachelor of Law, Dali University.

Mr. Yao has three years' experience in the finance industry, and has previously worked as a lawyer in He Guohui Law Firm in Yunnan Province.

Beginning in December 2017, he has been the Investment Manager’s head of risk control and is responsible for the Investment Manager’s risk control affairs.

Under the Investment Management Agreement, the Investment Manager has agreed to provide certain investment management services to the Portfolio in respect of the investment management of the assets of the Portfolio, on a discretionary basis, in pursuit of the investment objective and in accordance with the investment strategy and investment restrictions and guidelines described in this Supplement, subject to the control and review of the Directors and the Manager.

QFII INVESTMENT MANAGER/CUSTODIAN

As the Portfolio invests directly in securities and instruments issued or distributed within the PRC through a QFII Investment Manager and the QFII Investment Manager is required to appoint a QFII Custodian in the PRC for the custody of assets, pursuant to relevant laws and regulations. Under applicable laws and regulations, the QFII Custodian is responsible for the custody of assets of the Portfolio acquired through and/or in connection with the QFII quota of the QFII Investment Manager within the PRC. It will supervise the operation of the investments that are made through the QFII regime, handle the remittance and repatriation of funds and report to the relevant authorities in the PRC.

CUSTODIAN

The Company has appointed CCB (Asia) Trustee Company Limited as the Custodian (outside of PRC) of the Portfolio pursuant to a Custody Agreement between the Company for and on behalf of the Portfolio and the Custodian (the “Custody Agreement”). CCB (Asia) Trustee Company Limited is a wholly-owned subsidiary of China Construction Bank (Asia) Corporation Limited and it is a registered trustee in Hong Kong.

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Under the Custody Agreement, the Custodian will perform various duties in relation to cash account(s) opened by the Company for and on behalf of the Portfolio with a selected bank, and custody account(s) opened by the Custodian with sub-custodian(s) marked held on or behalf of the Company for and on behalf of the Portfolio. Such duties include the set up and maintenance of the cash account(s) and custody account(s), set up and maintenance of securities records, income collection, corporate action processing, voting processing and standard custody and electronic reporting.

The Company is under an obligation to indemnify, out of the assets of the Portfolio, the Custodian against all liabilities and costs, which the Custodian reasonably and properly incurs in the discharge of its duties and other related functions under the Custody Agreement, save where the Custodian has been negligent, in wilful default under the Custody Agreement or fraudulent.

The Custody Agreement may be terminated by either party giving 90 days’ notice to the other party. Either party may terminate the Custody Agreement with immediate effect if, among others, the other party has committed a material breach or in persistent breach of the Custody Agreement and has not remedied such breach, or the other party has become insolvent or bankrupt.

The Custody Agreement is governed by and construed in accordance with the laws of Hong Kong.

ADMINISTRATOR

The Company for and on behalf of the Portfolio has appointed Apex Fund Services Ltd. as the Administrator of the Portfolio pursuant to the Administration Agreement between the Company for and on behalf of the Portfolio and the Administrator (the “Administration Agreement”). The Administrator is engaged in the business of providing administrative services to collective investment schemes for which it is licensed under the laws of Bermuda.

Under the Administration Agreement, the Administrator has agreed to administer the affairs of the Portfolio and in connection therewith perform certain designated services for the Portfolio under the ultimate supervision of the Directors, including the calculation of the Net Asset Value of the Participating Shares, maintaining the accounts, books and records of the Portfolio, preparing information for the Portfolio’s reports to Shareholders, responding to Shareholders' enquiries relating to the Portfolio, ensuring that the Portfolio complies with applicable anti-money laundering laws and regulations, accepting and processing subscriptions and redemption requests from investors, maintaining the register of members for the Participating Shares, providing confirmations of share ownership to investors and such other administrative services as may be required by the Portfolio from time to time.

Under the Administration Agreement, the Administrator may in its discretion delegate all or any of its duties to the Sub-Administrator but will remain liable for any act or omission of the Sub- Administrator as if such act or omission were its own. The Sub-Administrator is a wholly-owned subsidiary of the Administrator incorporated in Singapore. The Administrator shall procure that the Sub-Administrator enters into an agreement with the Administrator to confirm and accept such delegation.

The Administration Agreement provides, inter alia, that the Administrator shall exercise reasonable care in the performance of its duties thereunder and shall not be liable to the Portfolio for any loss sustained by the Portfolio, except a loss resulting from the gross negligence, wilful misconduct, fraud or material breach of the Administration Agreement on the part of the Administrator, the Sub- Administrator or any of the Administrator's delegates.

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Under the Administration Agreement, the Company, out of the assets of the Portfolio, has undertaken to hold harmless and indemnify the Administrator against all liabilities, damages, costs, claims and expenses (including reasonable legal fees and amounts reasonably in settlement with the agreement of the Company for the account of the Portfolio, such agreement not to be unreasonably withheld) incurred by the Administrator, its directors, officers, employees, servants or agents in the performance of the services under the Administration Agreement except such liabilities, damages, costs, claims and expenses as shall arise from the wilful default, wilful misfeasance, wilful misconduct, insolvency, fraud, bad faith, gross negligence (as defined in the Administration Agreement) or material breach of the Administration Agreement on the part of the Administrator or on the part of its directors, officers, employees, servants, delegates or agents or the Sub-Administrator.

Pursuant to the Administration Agreement, the Administrator shall not be liable to the Portfolio for any suit or compensation or punitive damages (the "Damages") that may arise, including, but not limited to, Damages as a result of any direct or indirect economic loss, of, for example, profit, expected management fees or performance fees, goodwill or business reputation, Net Asset Value or investor subscription in the Portfolio, save where such loss arises from wilful misconduct, fraud, gross negligence (as defined in the Administration Agreement) on the part of the Administrator or on the part of its directors, officers, employees, servants, delegates or agents.

The Administrator shall have no responsibility for ensuring compliance by or on behalf of the Portfolio with the legislation or regulations or exemptions from legislation or regulations of any jurisdiction in which the Participating Shares are offered, placed or sold including, and without limitation, the United States. The duties of the Administrator pursuant to the Administration Agreement shall not constitute a duty to monitor or enforce the compliance of the Portfolio or its delegates or any other person whatsoever with any investment restriction or guideline imposed in relation to the Portfolio.

The Administration Agreement has an initial term of one year and will be automatically renewed for each subsequent one year period. It may be terminated by either party on no less than 90 days' notice in writing before each automatic renewal, and forthwith in certain circumstances. The Administration Agreement is governed by the laws of Bermuda.

The Administrator and the Sub-Administrator will not be responsible or liable for the accuracy of information furnished by other persons in performing services for the Portfolio. The Administrator in no way acts as guarantor or offeror of the Participating Shares or any underlying investments nor is it responsible for the actions of the Company’s employees, agents, any broker or the Manager.

The Administrator is a service provider to the Company and is not responsible for the preparation of this Memorandum and other than the information contained in this Memorandum with respect to the Administrator and accepts no responsibility for any information contained in this Memorandum.

THE ADMINISTRATOR WILL NOT PROVIDE ANY INVESTMENT ADVISORY OR MANAGEMENT SERVICE TO THE PORTFOLIO AND THEREFORE WILL NOT BE IN ANY WAY RESPONSIBLE FOR THE PORTFOLIO’S PERFORMANCE OR INVESTMENT DECISIONS. THE ADMINISTRATOR WILL NOT BE RESPONSIBLE FOR MONITORING ANY INVESTMENT RESTRICTIONS OR COMPLIANCE WITH THE INVESTMENT RESTRICTIONS AND THEREFORE WILL NOT BE LIABLE FOR ANY BREACH THEREOF.

CHANGE OF SERVICE PROVIDERS

The Directors may, at any time, change any of the service providers referred to above, agree different contractual terms with any of them, and/or appoint additional or alternative service providers, in each case without prior notice to, or the agreement of, Shareholders.

Prestige Global Fund SPC - HYB A FUND SP	11	HKG_LIB1\1578421\1

FEES AND EXPENSES

FEES AND EXPENSES OF THE MANAGER

Investment Management Fee

The Company, out of the assets of the Portfolio, will pay the Manager a monthly Investment Management Fee equal to:

●	one twelfth (1/12th) of one (1)% per annum of the Net Asset Value of Class A Shares;

●	one twelfth (1/12th) of one (1)% per annum of the Net Asset Value of Class B Shares; and

●	one twelfth (1/12th) of one (1)% per annum of the Net Asset Value of Class C Shares.

in each case, before deduction of that month’s Investment Management Fee and before making any deduction for any accrued Performance Fees as at the last Valuation Day in each month.

The Investment Management Fee will be payable in U.S. Dollars monthly in arrear and as soon as reasonably practicable after the end of each month. If the Manager is not acting as Manager for an entire month, the Investment Management Fee payable for such month will be prorated to reflect the portion of such month in which the Manager is acting as such.

The Manager may, in its sole discretion, waive, reduce or rebate part or all of the Investment Management Fee to some or all Shareholders. Any such waiver, reduction or rebate may be applied in paying up additional Participating Shares to be issued to the relevant Shareholder or may be paid in cash.

The Manager will also be entitled to be reimbursed by the Company, out of the assets of the Portfolio, for all out-of-pocket expenses incurred in the course of its duties respectively.

Performance Fee

The Company, out of the assets of the Portfolio, may also pay the Manager a Performance Fee in respect of Class A Shares, Class B Shares and Class C Shares in issue calculated as set forth below.

The Performance Fee will be calculated on a share-by-share basis so that each Participating Share is charged a Performance Fee which equates precisely with that Participating Share’s performance. This method of calculation ensures that (i) any Performance Fee paid to the Manager is charged only to those Participating Shares which have appreciated in value above the Hurdle, (ii) all holders of Participating Shares of the same Class have the same amount of capital per Participating Share at risk in the Portfolio, and (iii) all Participating Shares of the same Class have the same Net Asset Value per Share.

The Performance Fee in respect of each Class A Share, Class B Share and Class C Share will be payable in respect of each Calculation Period.

Prestige Global Fund SPC - HYB A FUND SP	12	HKG_LIB1\1578421\1

For each Calculation Period, the Performance Fee in respect of each Class A Share, Class B Share and Class C Share will be equal to the applicable percentage set out below (the “Performance Fee Percentage”) of the realised and unrealised appreciation in the Net Asset Value per Share over the relevant Calculation Period above the applicable Hurdle:

Performance Fee Percentage	Appreciation in the Net Asset Value per Share
	Class A Share	Class B Share	Class C Share
20%	N/A	Above Hurdle	Above Hurdle
30%	Above Hurdle	N/A	N/A

The “Hurdle” means the amount that would have been earned during the relevant Calculation Period if an amount equal to the Net Asset Value per Share at the start of the Calculation Period had been invested at a rate of:

(a)	in respect of Class A Shares and Class B Shares, 8% per annum for such Calculation Period; or

(b)	in respect of Class C Shares, 5% per annum for such Calculation Period.

For the avoidance of doubt, where the appreciation of the Net Asset Value per Share of a Class A Share, a Class B Share or a Class C Share (as the case may be) during a Calculation Period is less than the Hurdle, no Performance Fee will payable to the Manager in respect of such Participating Share.

The Performance Fee will be deemed to accrue monthly as at each Valuation Day and the Performance Fee will normally be payable to the Manager in arrears as soon as reasonably practicable after the end of each Calculation Period. However, in the case of Participating Shares redeemed during a Calculation Period, the accrued Performance Fee in respect of those Participating Shares will be payable as soon as reasonably practicable after the relevant Redemption Day. Any such accrued Performance Fee will be calculated as though the relevant Redemption Day was the end of a Calculation Period. In the event of a partial redemption, Participating Shares will be treated as redeemed on a first in, first out basis.

If the Investment Management Agreement is terminated during a Calculation Period, the Performance Fee in respect of the then current Calculation Period will be calculated and paid as though the date of termination were the end of the relevant Calculation Period.

The Manager may, in its sole discretion, waive, reduce or rebate part or all of the Performance Fee to some or all Shareholders. Any such waiver, reduction or rebate may be applied in paying up additional Participating Shares to be issued to the relevant Shareholder or may be paid in cash.

Adjustments

If a subscriber subscribes for Participating Shares at a time when the Net Asset Value per Share of the relevant Class is other than the Peak Net Asset Value per Share of that Class, certain adjustments will be made to reduce inequities that could otherwise result to the subscriber or to the Manager.

(a)	If Participating Shares are subscribed for at a time when the Net Asset Value per Share is less than the Peak Net Asset Value per Share of the relevant Class, the subscriber will be required to pay a Performance Fee with respect to any subsequent appreciation in the value of those Participating Shares. With respect to any appreciation in the value of those Participating Shares from the Net Asset Value per Share at the date of subscription up to the Peak Net Asset Value per Share, the Performance Fee will be charged at the end of each Calculation Period by Performance Fee Redemption. An amount equal to the aggregate Net Asset Value of the Participating Shares so redeemed will be paid as a Performance Fee. The Company will not be required to pay to the Shareholder the redemption proceeds of the relevant Participating Shares, being the aggregate par value thereof.

Prestige Global Fund SPC - HYB A FUND SP	13	HKG_LIB1\1578421\1

Performance Fee Redemptions are employed to maintain a uniform Net Asset Value per Share of each Class. As regards the Shareholder’s remaining Participating Shares of the relevant Class, any appreciation in the Net Asset Value per Share of those Participating Shares above the Peak Net Asset Value per Share of that Class will be charged a Performance Fee in the manner described above. If a Shareholder redeems Participating Shares during a Calculation Period and an adjustment in accordance with the principles of this paragraph (a) is required in relation to such Participating Shares, such adjustment shall be deducted from the redemption proceeds and will be paid to the Manager.

(b)	If Participating Shares are subscribed for at a time when the Net Asset Value per Share is greater than the Peak Net Asset Value per Share of the relevant Class, the subscriber will be required to pay an amount in excess of the then current Net Asset Value per Share of that Class equal to the Performance Fee Percentage of the difference between the then current Net Asset Value per Share of that Class (before accrual for the Performance Fee) and the Peak Net Asset Value per Share of that Class (an “Equalisation Credit”). At the date of subscription the Equalisation Credit will equal the Performance Fee per Participating Share accrued with respect to the other Participating Shares of the same Class (the “Maximum Equalisation Credit”).

The Equalisation Credit is payable to account for the fact that the Net Asset Value per Share has been reduced to reflect an accrued Performance Fee to be borne by existing Shareholders; it serves as a credit against the Performance Fee that might otherwise be payable out of the assets of the Portfolio but that should not, in fairness, be charged against the Shareholder making the subscription because, as to such Participating Shares, no favourable performance has yet occurred. The Equalisation Credit ensures that all holders of Participating Shares of the same Class have the same amount of capital at risk per Participating Share.

The Equalisation Credit will be at risk in the Portfolio and will appreciate or depreciate based on the performance of the Participating Shares of the relevant Class subsequent to the issue of the relevant Participating Shares, but will never exceed the Maximum Equalisation Credit. In the event of a decline as at any Valuation Day in the Net Asset Value per Share of those Participating Shares, the Equalisation Credit will be reduced by an amount equal to the Performance Fee Percentage of the difference between the Net Asset Value per Share (before accrual for the Performance Fee) at the date of issue and as at that Valuation Day. Any subsequent appreciation in the Net Asset Value per Share of the relevant Class will result in the recapture of any reduction in the Equalisation Credit but only to the extent of the previously reduced Equalisation Credit up to the Maximum Equalisation Credit.

At the end of each Calculation Period, if the Net Asset Value per Share (before accrual for the Performance Fee) exceeds the Peak Net Asset Value per Share of the relevant Class, that portion of the Equalisation Credit equal to the Performance Fee Percentage of the excess, multiplied by the number of Participating Shares of the relevant Class subscribed for by the Shareholder, will be applied to subscribe for additional Participating Shares of the relevant Class for the Shareholder. Additional Participating Shares of the relevant Class will continue to be so subscribed for at the end of each Calculation Period until the Equalisation Credit, as it may have appreciated or depreciated in the Portfolio after the original subscription for Participating Shares was made, has been fully applied.

Prestige Global Fund SPC - HYB A FUND SP	14	HKG_LIB1\1578421\1

If the Shareholder redeems Participating Shares before the Equalisation Credit (as adjusted for depreciation and appreciation as described above) has been fully applied, the Shareholder will receive additional redemption proceeds equal to the Equalisation Credit then remaining multiplied by a fraction, the numerator of which is the number of Participating Shares of the relevant Class being redeemed and the denominator of which is the number of Participating Shares of that Class held by the Shareholder immediately prior to the redemption in respect of which an Equalisation Credit was paid on subscription.

FEES AND EXPENSES OF THE INVESTMENT MANAGER

The Manager will be responsible for the payment of any fees to the Investment Manager out of its resources as may be agreed between the Manager and the Investment Manager from time to time.

The Investment Manager will be entitled to be reimbursed by the Company, out of the assets of the Portfolio, for all out-of-pocket expenses incurred in the course of its duties respectively.

FEES AND EXPENSES OF THE INVESTMENT ADVISOR

The Manager will be responsible for the payment of any fees to the Investment Advisor out of its resources as may be agreed between the Manager and the Investment Advisor from time to time.

The Investment Advisor will be entitled to be reimbursed by the Company, out of the assets of the Portfolio, for all out-of-pocket expenses incurred in the course of its duties respectively.

ADMINISTRATION FEES

The Company, out of the assets of the Portfolio, will pay the Administrator for its services at customary rates as agreed from time to time between the Administrator and the Company in respect to the Portfolio. The Administrator will also be reimbursed by the Company, out of the assets of the Portfolio, for out-of-pocket expenses incurred in the course of its duties. The Administrator will be responsible for any fees payable to the Sub-Administrator.

QFII INVESTMENT MANAGER/CUSTODIAN FEES

The Company, out of the assets of the Portfolio, will pay the QFII Investment Manager/Custodian for their services at customary rates as agreed from time to time between the QFII Investment Manager/Custodian, the Company in respect to the Portfolio, the Manager and/or the Investment Manager (as the case may be). The QFII Investment Manager/Custodian will also be reimbursed by the Company, out of the assets of the Portfolio, for out-of-pocket expenses incurred in the course of their duties.

CUSTODIAN FEES

The Company, out of the assets of the Portfolio, will pay the Custodian for their services at customary rates as agreed from time to time between the Custodian and the Company in respect to the Portfolio. The Custodian will also be reimbursed by the Company, out of the assets of the Portfolio, for out-of-pocket expenses incurred in the course of their duties.

OTHER FEES AND EXPENSES

The costs and expenses of, and incidental to, the establishment of the Portfolio are estimated to be approximately US$100,000. Such costs and expenses include a pro rata share of the establishment costs of the Company, costs and expenses relating to the negotiation and preparation of the contracts entered into by the Company on behalf of the Portfolio and the fees and expenses of professional advisers. These costs and expenses will be amortised on a straight line basis over a period of twelve (12) months from the initial issue of Participating Shares attributable to the Portfolio. The Directors may shorten the period over which such expenses are amortised.

The Portfolio will bear its pro rata share of establishment costs and all expenses related to its investment programme and operations, as described in the Memorandum.

Prestige Global Fund SPC - HYB A FUND SP	15	HKG_LIB1\1578421\1

SUBSCRIPTIONS

SUBSCRIPTION PRICE AND ISSUANCE

Class A Shares and Class C Shares are being offered for subscription during the Initial Offer Period at a fixed price of US$1,000 per Participating Share.

After the end of the Initial Offer Period, Class A Shares and Class C Shares will be available for subscription on each Subscription Day at the relevant Subscription Price.

Class B Shares were offered for subscription at a fixed price of US$1,000 per Participating Share during the initial offer period which has already ended. Class B Shares are available for subscription on each Subscription Day at the relevant Subscription Price.

The Subscription Price will be equal to the Net Asset Value per Share of the relevant Class as at the Valuation Day immediately preceding the Subscription Day on which the application is effective. Applications shall be received three (3) Business Days before each Subscription Day.

SUBSCRIPTION PROCEDURE

Applicants for Participating Shares during an Initial Offer Period must complete a subscription application and send it to the Sub-Administrator by e-mail or facsimile so as to be received by no later than 5:00 pm (Singapore time) on the last Business Day of the Initial Offer Period. The original of the subscription application must follow promptly to the address of the Sub-Administrator as specified on the subscription application. Cash subscription monies must be sent by wire transfer in US Dollars, net of bank charges, so that cleared funds are received in the Portfolio’s account by the last Business Day of the Initial Offer Period.

After the relevant Initial Offer Period, applicants for Participating Shares and Shareholders wishing to apply for additional Participating Shares must complete a subscription application and send it to the Sub-Administrator by e-mail or facsimile so as to be received by no later than 5:00 pm (Singapore time) three Business Days (or such lesser period as the Directors may generally or in any particular case permit, but in any case no later than the Valuation Day immediately preceding the relevant Subscription Day) preceding the relevant Subscription Day. The original of the subscription application and supporting documents must follow promptly to the address of the Sub-Administrator as specified on the subscription application. Cash subscription monies must be sent in US Dollars by wire transfer, net of bank charges, so that cleared funds are received in the Portfolio’s account by the same time.

Neither the Company nor the Administrator accepts any responsibility for any loss arising from any mis-delivery, non-receipt or illegibility by the Administrator or the Sub-Administrator of any subscription application sent by e-mail or facsimile.

Applications for Participating Shares will not be dealt with and Participating Shares will not be issued until the Sub-Administrator has received a completed and executed subscription application and all documents required by the Sub-Administrator for the purposes of verifying the identity of the applicant and source of the applicant’s funds and notification that cleared funds have been received. If the completed subscription application, or any such documentation, information or notification is not received by the applicable time referred to above, then, unless the Directors decide otherwise, the subscription application will be held over to the Subscription Day following receipt of the outstanding documentation and/or notification, as the case may be. Participating Shares will then be issued at the Subscription Price on that Subscription Day. Subject to this, Participating Shares are deemed to be issued on the Business Day immediately after the close of the Initial Offer Period and subsequently on the relevant Subscription Day.

Prestige Global Fund SPC - HYB A FUND SP	16	HKG_LIB1\1578421\1

Fractions of a Participating Share will, if necessary, be issued rounded to three decimal places. Subscription monies representing smaller fractions of Participating Shares will be retained by the Company for the account of the Portfolio.

All subscription monies must originate from an account held in the name of the applicant. No third party payment will be permitted. Interest on subscription monies, if any, will accrue to the Portfolio.

The Company may reject any application in whole or part and without giving any reason for doing so. In the event of an application being rejected, the amount paid on application or the balance thereof, as the case may be, will be returned (without interest) as soon as practicable in US Dollars at the risk and cost of the applicant. Any cost incurred in returning the subscription amount will be borne by the applicant.

Once a completed subscription application has been received by the Sub-Administrator, it is irrevocable, unless the Directors determine otherwise in their absolute discretion. The Sub- Administrator will notify applicants acknowledging receipt of their application to subscribe. Written confirmation detailing the Participating Shares which have been issued by Administrator and/or Sub- Administrator will be sent to successful applicants as soon as practicable after the Business Day immediately following the Initial Offer Period or the relevant Subscription Day, as the case may be. If the applicant does not receive such confirmation, it is the applicant’s responsibility to contact the Administrator and/or Sub-Administrator to ascertain the status of their subscription application. An applicant cannot assume its successful subscription until it receives a written confirmation from the Administrator and/or Sub-Administrator. Applicants should note that none of the Administrator, the Sub-Administrator, the Company, the Manager, the Investment Manager or the Investment Advisor accepts any responsibility for any loss caused in respect of the Fund's failure to process any subscription application as a result of the occurrence of delayed clearance.

MINIMUM INVESTMENT

The minimum initial investment per subscriber is US$300,000 (excluding Subscription Fee) for each Class. The Directors may waive or reduce the minimum initial investment either generally or in any particular case. However, for so long as the Company is registered under section 4(3) of the Mutual Funds Law, the minimum initial investment cannot be less than US$100,000 (or its equivalent in the relevant Dealing Currency).

The minimum amount of any subsequent subscription is US$300,000 (excluding Subscription Fee) for each Class, or such lesser amount as the Directors may determine, either generally or in any particular case.

SUBSCRIPTION FEE

A subscriber for Class A Shares and Class C Shares will be required to pay a Subscription Fee of 1% of the amount of Participating Shares subscribed for, respectively. The respective Subscription Fee is deducted from the Subscription Amount for each of Class A Shares and Class C Shares subscribed for. The monies available for the purchase of Class A Shares and Class C Shares, respectively, are the net amount after the Subscription Fee has been deducted from the respective Subscription Amount.

The Subscription Fee will be paid to the Manager. The Manager may waive or reduce such Subscription Fee for each or all of Class A Shares and Class C Shares, either generally or in any particular case.

No Subscription Fee will be payable by a subscriber for Class B Shares.

Prestige Global Fund SPC - HYB A FUND SP	17	HKG_LIB1\1578421\1

REDEMPTIONS

REDEMPTION OF PARTICIPATING SHARES

Subject to any restrictions set out in this section and under the section of the Memorandum headed “Net Asset Value - Suspensions”, Participating Shares may be redeemed at the option of the Shareholder on any Redemption Day, except that there will be no Redemption Days within the Lock- Up Period (please refer to the section headed “Redemptions - Lock-Up Period” in this Supplement).

A Shareholder wishing to redeem its Participating Shares must send a completed Redemption Notice to the Administrator and/or Sub-Administrator at the address specified in the Redemption Notice. The completed Redemption Notice must be received by no later than 5:00 p.m. (Singapore time) on a Business Day falling at least thirty (30) Business Days (or such shorter period as the Directors may permit, either generally or in any particular case) before the relevant Redemption Day. Unless the Directors agree otherwise, any Redemption Notice received after this time will be held over and dealt with on the next relevant Redemption Day. Participating Shares of the relevant Class will be redeemed on a “first issued, first redeemed” basis.

If a Redemption Notice is received which would, if satisfied, result in the Shareholder retaining less than the Minimum Holding, the Directors may treat such Redemption Notice as a request for a partial redemption only up to the Minimum Holding or may redeem the Shareholder’s entire holding of Participating Shares.

REDEMPTION PRICE AND REDEMPTION PROCEEDS

The Redemption Price of a Participating Share will be equal to the Net Asset Value per Participating Share of the relevant Class as at the Valuation Day immediately preceding the relevant Redemption Day.

Settlement

The Directors will use commercially reasonable endeavours to pay redemption proceeds in US Dollars within an anticipated timeframe of 3 calendar months of the later of (i) the finalisation of the Redemption Price for the relevant Redemption Day, and (ii) the date on which the Administrator has received the original of the Redemption Notice and such other information and documentation as may be required.

However, as RMB is not freely convertible, currency conversion to US Dollars is subject to availability, approval and audit at the relevant time. Accordingly, there is no guarantee or representation that the Portfolio will be able to pay redemption proceeds within the anticipated timeframe and in the event of delays, the Company, the Manager and/or the Investment Manager will notify redeeming shareholders.

LOCK-UP PERIOD

Participating Shares are subject to the following Lock-Up Period:

1.	in relation to a Class A Share, a period of six (6) calendar months from the date on which the Class A Share was issued;

2.	in relation to a Class B Share, a period of six (6) calendar months from the end of the initial offer period; and

3.	in relation to a Class C Share, a period of twelve (12) calendar months from the end of the Initial Offer Period.

During the Lock-Up Period, Participating Shares will not be available for redemption and there will not be a Redemption Day.

For the avoidance of doubt, all Class B Shares are subject to a Lock-Up Period of six (6) calendar months which commences from the end of the Initial Offer Period, irrespective of the date on which an applicant subscribed for the Class B Shares or the date on which a Class B Share was issued.

After the expiry of the Lock-Up Period, the Directors, after consultation with the Manager and the Investment Manager, may declare the first available Redemption Day (and the applicable Valuation Day) and thereafter, Participating Shares will be available for redemption at the option of the Shareholder on each Redemption Day at the relevant Redemption Price.

Prestige Global Fund SPC - HYB A FUND SP	18	HKG_LIB1\1578421\1

RISK FACTORS

An investment in the Portfolio entails substantial risk, including those associated with the Investment Manager’s ability to achieve its investment objective, and is suitable only for persons which can assume the risk of losing their entire investment. The nature of the investments of the Portfolio involves certain risks including, but not limited to, those listed below and the Investment Manager may utilise investment techniques which carry additional risks. Potential investors should carefully consider the following risk factors and the risk factors set out in the Memorandum and this Supplement, amongst others, in determining whether an investment in the Portfolio is suitable for them.

Availability of investment strategies. The success of the investment strategy of the Portfolio will depend on the ability of the Investment Manager to identify overvalued and undervalued investment opportunities and to exploit price discrepancies in the financial markets, as well as to assess the import of news and events that may affect the financial markets. Identification and exploitation of the investment opportunities to be pursued involves a high degree of uncertainty. No assurance can be given that the Investment Manager will be able to locate suitable investment opportunities in which to deploy all of the assets of the Portfolio or to exploit discrepancies in the securities and derivatives markets. Market factors including a reduction in market liquidity or the pricing inefficiency of the markets in which the assets of the Portfolio are invested, may reduce the scope for the investment opportunities for the Portfolio.

Concentration of investments. The Investment Manager is not subject to any requirement to diversify the assets of the Portfolio and consequently such assets may at any time be heavily concentrated in a limited number of positions. In attempting to maximise returns, the Investment Manager may concentrate the holdings of the Portfolio which invest those sectors, markets, asset classes, instruments or issuers which, in the judgment of the Investment Manager, provide the best profit opportunity in view of the investment objective. Such concentration increases the risk of an investment in the Portfolio by increasing the relative impact of changes in the market, economic or political environment affecting particular countries, sectors, markets and issuers. The Portfolio could be subject to significant losses if it holds a large position in a particular investment that declines in value or is otherwise adversely affected (including as a result of default by the issuer).

Convertible securities. The Portfolio may be invested in convertible securities. Convertible securities are preferred stocks or debt obligations that are convertible into common stock and consequently have both equity and fixed income risk characteristics. Like all fixed income securities, the value of convertible securities will tend to decline as interest rates increase. If the market price of the underlying stock approaches or exceeds the conversion price of the convertible security, the convertible security will tend to reflect the market price of the underlying stock. If the value of the underlying stock then falls below the conversion price the convertible security may lose much or all of its value. As the market price of the underlying stock declines, a convertible security will tend to trade increasingly based on its fixed income characteristics and so may not decline in price as much as the underlying stock. Generally, convertible securities offer lower interest or dividend yields than non-convertible securities of similar quality and have less potential for gains or capital appreciation in a rising stock market than other equity securities. They tend to be more volatile than other fixed income securities and the markets for convertible securities may be less liquid than markets for common stocks or bonds. Additionally, an issuer may have the right to buy back convertible securities at a time and price that is unfavourable to the Portfolio.

Prestige Global Fund SPC - HYB A FUND SP	19	HKG_LIB1\1578421\1

Counterparty risk. The Portfolio is subject to the risk of the inability of any counterparty (including any prime brokers and custodians) to perform with respect to transactions, whether due to insolvency, bankruptcy or other circumstances. The Portfolio is subject to the risk that counterparties may not have access to finance and/or assets at the relevant time and may fail to comply with their obligations under the relevant subscription and redemption agreements. In the event of any counterparty entering an insolvency procedure, the Portfolio could experience delays in liquidating positions and significant losses could be incurred, including the loss of that portion of the assets of the Portfolio financed through such a transaction, a decline in value of the relevant investment during the period in which the Portfolio seeks to enforce the contract, an inability to realise any gains on its investment during such period and fees and expenses incurred in enforcing the contract. During an insolvency procedure (which may last many years) the use of assets held by or on behalf of the relevant counterparty may be restricted and accordingly (a) the ability of the Investment Manager to fulfil the investment objective may be severely constrained, (b) the Portfolio may be required to suspend the calculation of the Net Asset Value and as a result subscriptions for and redemptions of Participating Shares. During such a procedure, the Portfolio is likely to be an unsecured creditor in relation to certain assets (including those in respect of which it had previously been a secured creditor) and accordingly it may not be possible to recover such assets from the insolvent estate of the relevant counterparty in full, or at all.

Currency exposure. Assets of the Portfolio will be invested in investments which are denominated in RMB and other currencies which are not the Dealing Currency. Accordingly, the value of such assets may be affected favourably or unfavourably by fluctuations in currency rates. The Investment Manager does not intend to hedge the foreign currency exposure and so the Portfolio will be subject to foreign exchange risks. Prospective investors whose assets and liabilities are predominantly in currencies other than the currency in which their Participating Shares will be denominated should take into account the potential risk of loss arising from fluctuations in value between the currency in which their Participating Shares will be denominated, the currency of investment and the currencies of their assets and liabilities.

Performance Fee. The existence of the Performance Fee may create an incentive for the Investment Manager to make more speculative investments on behalf of the Portfolio than it would otherwise make in the absence of such arrangements. Since the Performance Fee is calculated on a basis which includes unrealised appreciation of the Portfolio’s assets, such fee may be greater than if it were based solely on realised gains and such unrealised appreciation may not be reflected in the actual realised value of such investments. The methodology used in calculating the Performance Fee in respect of the Participating Shares may result in inequalities as between Shareholders in relation to the payment of Performance Fee (with some investors paying disproportionately higher Performance Fee in certain circumstances which include paying Performance Fee which include performance from a period prior to their subscription where subscriptions are received during a Calculation Period) and may also result in certain Shareholders having more of their capital at risk at any time than others (as no equalisation methodology is employed in respect of the Performance Fee calculation).

Debt securities. The Portfolio may invest in fixed income securities which may be unrated by a recognised credit-rating agency or below investment grade and which are subject to greater risk of loss of principal and interest than rated or higher-rated debt securities. As there are generally perceived to be greater risks associated with unrated and below investment grade securities, the yields and prices of such securities may fluctuate more than those for higher-rated securities. The market for non-investment grade securities may be smaller and less active than that for higher-rated securities, which may adversely affect the prices at which these securities can be sold and result in losses to the Portfolio. The Portfolio may invest in debt securities which rank junior to other outstanding securities and obligations of the issuer, all or a significant portion of which may be secured on substantially all of that issuer’s assets. The Portfolio may invest in debt securities which are not protected by financial covenants or limitations on additional indebtedness. The issuers of debt securities may default on their obligations, whether due to insolvency, bankruptcy, fraud or other causes and their failure to make the scheduled payments could cause the Portfolio to suffer significant losses. The Portfolio will therefore be subject to such credit, liquidity and interest rate risks. In addition, evaluating credit risk for debt securities involves uncertainty because credit rating agencies throughout the world have different standards, making comparison across countries difficult. Also, the market for credit spreads is often inefficient and illiquid, making it difficult to accurately calculate discounting spreads for valuing financial instruments.

Prestige Global Fund SPC - HYB A FUND SP	20	HKG_LIB1\1578421\1

Borrowing. The Portfolio may use borrowings for the purpose of making investments. The use of borrowing creates special risks and may significantly increase the investment risk of the Portfolio. Borrowing creates an opportunity for greater yield and total return but, at the same time, will increase the exposure of the Portfolio to capital risk and interest costs. Any investment income and gains earned on investments made through the use of borrowings that are in excess of the interest costs associated therewith may cause the Net Asset Value of the Participating Shares to increase more rapidly than would otherwise be the case. Conversely, where the associated interest costs are greater than such income and gains, the Net Asset Value of the Participating Shares may decrease more rapidly than would otherwise be the case.

General economic and market conditions. The success of the Portfolio will be affected by general economic and market conditions, such as interest rates, availability of credit, inflation rates, economic uncertainty, changes in laws, trade barriers, currency exchange controls and national and international political circumstances. These factors may affect the level and volatility of securities prices and the liquidity of the investments of the Portfolio. Volatility or illiquidity could impair the profitability of the Portfolio or result in losses.

Governmental intervention. The global financial markets have recently undergone pervasive and fundamental disruptions and dramatic instability which has led to extensive and unprecedented governmental intervention. Regulators in many jurisdictions implemented a number of wide-ranging emergency regulatory measures, including restrictions on the short selling of financial and other stocks in many jurisdictions. Such intervention was in certain cases implemented on an emergency basis without much or any notice with the consequence that some market participants’ ability to continue to implement certain strategies or manage the risk of their outstanding positions was suddenly and/or substantially eliminated. Given the complexities of the global financial markets and the limited time frame within which governments were able to take action, these interventions were sometimes unclear in scope and application, resulting in confusion and uncertainty which in itself was materially detrimental to the efficient functioning of such markets as well as previously successful investment strategies. It is impossible to predict with certainty what additional or future governmental restrictions may be imposed on the markets and/or the effect of such restrictions on the Investment Manager’s ability to implement the investment objective of the Portfolio. However, the Investment Manager believes that there is a likelihood of increased regulation of the global financial markets, and that such increased regulation could be materially detrimental to the performance of the Portfolio.

Nature of investments. The Investment Manager will have broad discretion in making investments for the Portfolio. Investments will generally consist of various instruments and other assets that may be affected by business, financial market or legal uncertainties. There can be no assurance that the Investment Manager will correctly evaluate the nature and magnitude of the various factors that could affect the value of and return on investments. Prices of investments may be volatile, and a variety of factors that are inherently difficult to predict, such as domestic or international economic and political developments, may significantly affect the results of the activities of the Portfolio and the value of its investments. Among other things, performance will depend upon the ability of the Investment Manger to assess the importance of news and events, forecast macro trends, make accurate forecasts about economic and fundamental factors and their potential impact on financial markets. Unexpected movements in interest rates, foreign exchange, credit defaults and spreads, commodity prices, equity values etc. can adversely affect the performance. No guarantee or representation is made that the investment objective of the Portfolio will be achieved.

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No minimum size. The Portfolio may begin operations without attaining any particular level of assets. At low asset levels, the Portfolio may be unable either to diversify investments as fully as would otherwise be desirable or to take advantage of potential economies of scale, including the ability to obtain the most timely and valuable research and trading information from broker-dealers and other market participants. It is possible that even if the Portfolio operates for a period with substantial capital, redemptions could diminish the assets of the Portfolio to a level that does not permit the most efficient and effective implementation of the investment strategies of the Portfolio.

Overall investment risk. All investments of the Portfolio risk the loss of capital. Many unforeseeable events, including actions by various government agencies, and domestic and international political events, may cause sharp market fluctuations. Changes in the macroeconomic environment, including, for example, interest rates, inflation rates, industry conditions, competition, technological developments, political events and trends, changes to tax laws, currency exchange rates, regulatory policy, employment and consumer demand and innumerable other factors, can substantially and adversely affect the performance of an investment of the Portfolio. None of these conditions will be within the control of the Investment Manager and there can be no assurance that the Portfolio will not incur losses.

Cross-Class liabilities. The Company has the power to issue shares in Classes. The Articles provide for the manner in which the liabilities are to be attributed across the various Classes (liabilities are to be attributed to the specific Class in respect of which the liability was incurred). However, the Company is a single legal entity and there is no limited recourse protection for any Class within the Portfolio. Accordingly, all of the assets of the Company in respect of the Portfolio will be available to meet all of its liabilities regardless of the Class to which such assets or liabilities are attributable. If the liabilities of a Class of Participating Shares in the Portfolio exceed its assets, creditors of the Company in respect of the Portfolio, as the case may be, may have recourse to the assets attributable to the other Classes of Participating Shares in the Portfolio. In practice, cross-Class liability is only expected to arise where liabilities referable to one Class are in excess of the assets referable to such Class and it is unable to meet all liabilities attributed to it. In such a case, the assets of the Portfolio attributable to other Classes may be applied to cover such liability excess and the value of the contributing Classes will be reduced as a result. As at the date of this Supplement, the Directors are not aware of any existing or contingent liabilities.

Reliance on financial reporting. Strategies implemented by the Portfolio may rely on the financial information made available by the issuers in which the Portfolio invests. The Investment Manager will have no ability to independently verify the financial information disseminated by such issuers and is dependent upon the integrity of both the management of these issuers and the financial reporting process in general. Recent events have demonstrated the material losses which investors can incur as a result of corporate (as well as government agency) mismanagement, fraud and accounting irregularities.

Risk management. The Investment Manager intends to apply a risk management approach that it believes is appropriate for the Portfolio. The application of any risk management approach involves numerous judgments and qualitative assessments. No risk management system is fail-safe, and no assurance can be given that the Portfolio’s risk control framework will achieve its objectives. From time to time, without notice to Shareholders, the Investment Manager may modify or change the risk management system and procedures adopted for the Portfolio.

Exchange Intervention or Government Intervention in Futures Markets. It is possible that an exchange or a government authority may suspend or limit trading in a particular futures contract, order immediate settlement of a particular contract or order that trading in a particular contract be conducted for liquidation only. This may result in losses to the Portfolio.

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Custody risk. Custodians or sub-custodians may be appointed in local markets for purpose of safekeeping assets in those markets. Where the Portfolio invests in markets where custodial and/or settlement systems are not fully developed, the assets of the Portfolio may be exposed to custodial risk. In case of liquidation, bankruptcy or insolvency of a custodian or sub-custodian, the Portfolio may take a longer time to recover its assets. In extreme circumstances such as the retroactive application of legislation and fraud or improper registration of title, the Portfolio may even be unable to recover all of its assets. The costs borne by the Portfolio in investing and holding investments in such markets will be generally higher than in organised securities markets.

Where legal and beneficial title to any assets of the Portfolio has been transferred to a custodian, in relation to the Portfolio’s right to the return of equivalent assets, the Portfolio will rank as one of such custodian’s unsecured creditors. In the event of the insolvency of a custodian, the Portfolio might not be able to recover such equivalent assets in full. In addition, the Portfolio’s cash held with a custodian will not be segregated from a custodian’s own cash and will be used by it in the course of its investment business and the Portfolio will therefore rank as an unsecured creditor in relation to such cash.

The Portfolio will be subject to the risk that a custodian may be unable to perform with respect to transactions, whether due to insolvency, bankruptcy or other causes. In addition, the nature of commercial arrangements made in the normal course of business between many custodians means that in the case of a custodian defaulting on its obligations to the Portfolio, the effects of such a default may have consequential negative effects on other custodians with whom the Portfolio deals. The Portfolio may, therefore, be exposed to such so-called “systemic risk” when the Portfolio deals with a custodian whose creditworthiness may be interlinked.

Custodians’ insolvency. The Portfolio is at risk of a custodian entering into an insolvency procedure. During such a procedure (which may last many years) the use by the Portfolio of assets held by or on behalf of such custodian may be restricted and accordingly: (a) the ability of the Investment Manager to fulfil the investment objective may be severely constrained; (b) the Portfolio may be required to suspend the calculation of the Net Asset Value and as a result subscriptions for and redemptions of Participating Shares; and/or (c) the Net Asset Value may be otherwise affected. During such a procedure, the Portfolio is likely to be an unsecured creditor in relation to certain assets and accordingly the Portfolio may be unable to recover such assets from the insolvent estate of a custodian in full, or at all.

Force Majeure Events. The occurrence of any event which is outside the control of the Company, the Manager and the Investment Manager commonly considered a “force majeure event” may prevent the Company, the Manager and the Investment Manager from being able to pursue the Portfolio’s investment programme or achieve the Portfolio’s investment objective, and may also prevent the Company and its service providers from operating as described in the Memorandum and this Supplement. Examples of force majeure events include, but are not limited to, acts of God, flood, drought, earthquake or other natural disaster, epidemic or pandemic such as H1N1 influenza (swine flu), avian bird flu, Ebola, Middle East Respiratory Syndrome (MERS), severe acute respiratory syndrome (SARS), zika virus and COVID-19 virus, terrorist attack, civil war, civil commotion, riot, war, threat of or preparation for war, armed conflict, imposition of sanctions, embargo or breaking off of diplomatic relations, nuclear, chemical or biological contamination or sonic boom, any law or any action taken by a government or public authority (including without limitation imposing an export or import restriction, quota or prohibition or failing to grant a necessary licence or consent), collapse of buildings, fire, explosion or accident, labour or trade disputes, strikes, industrial action or lockouts, non-performance by suppliers, contractors or sub-contractors and interruption or failure of utility services. Accordingly, the occurrence of a force majeure event could mean: (a) the ability of the Investment Manager to fulfil the investment objective may be severely constrained; (b) the Portfolio may be required to suspend the calculation of the Net Asset Value and as a result subscriptions for and redemptions of Participating Shares; and/or (c) the Net Asset Value may be otherwise affected

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RISKS ASSOCIATED WITH THE QFII REGIME

The Portfolio will be exposed to instruments issued or distributed within the PRC through the QFII regime.

The QFII regime is governed by rules and regulations as promulgated by the mainland Chinese authorities, i.e., the CSRC, the SAFE and the PBOC. Such rules and regulations may be amended from time to time and include (but are not limited to):

(i) the “Measures on the Administration of Domestic Securities Investments of Qualified Foreign Institutional Investors” jointly promulgated by the CSRC, the People’s Bank of China and the SAFE on 24 August 2006 which came into effect on 1 September 2006 (《合格境外機構投資者境內證券投資管 理辦法》);

(ii) the “Provisions on Relevant Issues Concerning the Implementation of the Measures on the Administration of Domestic Securities Investments of Qualified Foreign Institutional Investors” promulgated by the CSRC on 27 July 2012 which came into effect on 27 July 2012 (關於實施《合格境 外機構投資者境內證券投資管理辦法》有關問題的規定);

(iii) the “Regulations on Foreign Exchange Administration of Domestic Securities Investments by Qualified Foreign Institutional Investors” issued by the SAFE on 12 June 2018 (《合格境外機構投資者境內證券投資外匯管理規定》);

(iv)  the “Announcement on Relevant Matters concerning Further Improvement in the Investment in the Interbank Bond Market by Foreign Institutional Investors (Announcement [2016] No.3 of the People’s Bank of China)” issued by the People’s Bank of China on 17 February 2016 (《進一步做好境外機構投 資者投資銀行間債券市場有關事宜公告》中國人民銀行公告[2016]第3號);

(v) the Notice on the Issues concerning the Depository and Settlement of Domestic Securities Investment of QFII issued by the CSRC on 4 July 2003 (關於合格境外機構投資者境內證券交易登記結算業務有關問 題的通知); and

(vi) any other applicable regulations promulgated by the relevant authorities.

The QFII Investment Manager/Custodian may from time to time make available QFII quota for the purpose of the Portfolio’s direct investment into the PRC. However, there is no assurance that the Investment Manager will make available QFII quota that is sufficient for the Portfolio’s investment at all times.

The QFII Investment Manager has appointed the QFII Custodian in respect of the QFII assets, pursuant to relevant laws and regulations.

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Securities and instruments issued or distributed within the PRC will be maintained by the QFII Custodian pursuant to PRC regulations through securities accounts with the relevant PRC securities depositaries in such name as may be permitted or required in accordance with PRC law.

Risks relating to RMB denominated securities. The Portfolio primarily invests in PRC securities that are denominated in RMB. RMB is currently not a freely convertible currency and is subject to foreign exchange controls and repatriation restrictions imposed by the Chinese government. Please refer to the relevant risk factors “RMB currency risk” and “RMB foreign exchange control risk” under the section headed “Risk Factors” in this Supplement.

QFII Custodian risk. Custodians may not be able to offer the same level of service such as safe- keeping, settlement and administration of securities that is customary in more developed markets or countries.

As the Portfolio invests in the PRC through a QFII, the funds of the Portfolio used for investment in the PRC must be held by the custodian of such QFII. There is a risk that the Portfolio may suffer losses, whether direct or consequential, from the default or bankruptcy of the QFII Custodian or disqualification of the QFII Custodian from acting as a custodian. The Portfolio may also suffer losses due to the acts or omissions of the QFII Custodian in the execution or settlement of any transaction or in the transfer of any funds or securities.

RISKS ASSOCIATED WITH THE PRC

Economic, political and social risks. The economy of China, which has been in a state of transition from a planned economy to a more market oriented economy, differs from the economies of most developed countries in many respects, including the level of government involvement, its state of development, its growth rate, control of foreign exchange, and allocation of resources.

Although the majority of productive assets in China are still owned by the PRC government at various levels, in recent years, the PRC government has implemented economic reform measures emphasising utilisation of market forces in the development of the economy of China and a high level of management autonomy. The economy of China has experienced significant growth in the past 20 years, but growth has been uneven both geographically and among various sectors of the economy. Economic growth has also been accompanied by periods of high inflation.

The PRC government has implemented various measures from time to time to control inflation and restrain the rate of economic growth.

For more than 20 years, the PRC government has carried out economic reforms to achieve decentralisation and utilisation of market forces to develop the economy of the PRC. These reforms have resulted in significant economic growth and social progress. There can, however, be no assurance that the PRC government will continue to pursue such economic policies or, if it does, that those policies will continue to be successful. Any such adjustment and modification of those economic policies may have an adverse impact on the securities and bond market in the PRC as well as the underlying investments of the Portfolio. Further, the PRC government may from time to time adopt corrective measures to control the growth of the PRC economy which may also have an adverse impact on the capital growth and performance of the Portfolio.

Political changes, social instability and adverse diplomatic developments in the PRC could result in the imposition of additional government restrictions including expropriation of assets, of the fixed income instruments in the Portfolio.

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PRC laws and regulations risk. The regulatory and legal framework for capital markets and joint stock companies in the PRC may not be as well developed as those of developed countries. PRC laws and regulations affecting securities markets are relatively new and evolving, and because of the limited volume of published cases and judicial interpretation and their non-binding nature, interpretation and enforcement of these regulations involve significant uncertainties. In addition, as the PRC legal system develops, no assurance can be given that changes in such laws and regulations, their interpretation or their enforcement will not have a material adverse effect on their business operations.

Restricted markets risk. The Portfolio may make investments in respect of which the PRC imposes limitations or restrictions on foreign ownership or holdings. Such legal and regulatory restrictions or limitations may have adverse effects on the liquidity and performance of the Portfolio and may affect the Portfolio’s achievement of its investment objective.

Accounting and reporting standards risk. Accounting, auditing and financial reporting standards and practices applicable to PRC companies may be different to those standards and practices applicable to countries that have more developed financial markets. For example, there are differences in the valuation methods of properties and assets and in the requirements for disclosure of information to investors.

RMB currency/currency conversion risk. The Portfolio may have substantial exposure to investments denominated in RMB. RMB is currently not a freely convertible currency as it is subject to foreign exchange control policies of and repatriation restrictions imposed by the Chinese government. If such policies change in future, the Portfolio’s or the investors’ position may be adversely affected. There is no assurance that RMB will not be subject to devaluation, in which case the value of their investments will be adversely affected.

Where an investor subscribes for Participating Shares denominated in a currency other than RMB, all or part of the subscription monies will be converted into RMB for investment in underlying investments, while realisation proceeds in RMB will be converted to the relevant class currency for payment of redemption proceeds at the applicable exchange rate. As a result, investors will be exposed to foreign exchange fluctuations between RMB and the relevant class currency and may suffer losses arising from such fluctuations.

As RMB is not freely convertible, currency conversion is also subject to availability of RMB at the relevant time (i.e. it is possible there is not sufficient RMB for currency conversion in case of sizeable subscriptions in non-RMB classes).

PRC TAX RISK

The following summary of PRC taxation is of a general nature, for information purposes only, and is not intended to be an exhaustive list of all of the tax considerations that may be relevant to a decision to purchase, own, redeem or otherwise dispose of Participating Shares. This summary does not constitute legal or tax advice and does not purport to deal with the tax consequences applicable to all categories of investors. Prospective investors should consult their own professional advisers as to the implications of their subscribing for, purchasing, holding, redeeming or disposing of Units both under the laws and practice of PRC and the laws and practice of their respective jurisdictions. The information below is based on the law and practice in force in PRC at the date of this Supplement. The relevant laws, rules and practice relating to tax are subject to change and amendment (and such changes may be made on a retrospective basis). As such, there can be no guarantee that the summary provided below will continue to be applicable after the date of this Supplement. Furthermore, tax laws can be subject to different interpretations and no assurance can be given that relevant tax authorities will not take a contrary position to the tax treatments described below.

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Corporate Income Tax (“CIT”)

a) Capital gains

PRC withholding income tax (“WHT”) implications on capital gains derived from the disposal of onshore PRC debt securities

According to the PRC Corporate Income Tax Law (“CIT Law”) and its Detailed Implementation Rules (“DIR”), if a non-resident enterprise does not have a permanent establishment (“PE”) in the PRC, then only the PRC sourced income would be subject to PRC WHT. The applicable WHT rate is 10% unless there is relief or reduction under the relevant tax treaty.

With the approval from the PRC State Council, the State Administration of Taxation (“SAT”), the Ministry of Finance (“MOF”) and the China Securities Regulatory Commission (“CSRC”) have jointly issued Caishui [2014] No. 79 (“Circular 79”) to clarify the PRC WHT treatment with respect to gains derived by QFIIs from the trading of equity investments.

Under Circular 79, capital gains realized by QFIIs from the disposal of equity investments (including shares in PRC enterprises) are temporarily exempt from PRC WIT effective from 17 November 2014. Circular 79 also states that gains realized by QFIIs prior to 17 November 2014 from disposal of equity investments should be subject to PRC WIT according to the PRC CIT Law. Circular 79 is applicable to QFIIs which do not have a PE in the PRC, or QFIIs which have a PE in the PRC, but the gains derived from the disposal of equity investments are not connected to such PE.

Also, under the Arrangement between the PRC and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income (the “Arrangement”), for tax residents in Hong Kong that have no PE in the PRC, capital gains arising from the disposal of onshore PRC debt securities would not be taxed in the PRC, subject to the assessment by the PRC tax authorities.

b) Interest income

Under the domestic CIT Law and its DIR, interests derived from PRC by entities that are treated as non-residents in the PRC which have no establishment or place in the PRC are subject to PRC WHT at the rate of 10%.

Under the Arrangement, for tax residents in Hong Kong that have no PE in the PRC, the WHT rate on interest income can be reduced to 7%, subject to the assessment of the PRC tax authority. The general rate of 10% will be applicable to the Portfolio if the preferential rate is not granted.

On 22 November 2018, the MOF and the SAT released Caishui [2018] No. 108 on tax treatment for Overseas Institutional Investors (“OIIs”) investing in China bond market dated 7 November 2018 (“Caishui [2018] No. 108”).

Caishui [2018] No. 108 mentioned that the interest income of the bonds derived by OIIs in the China bond market is exempted from WHT for three years effective from 7 November 2018 to 6 November 2021.

Value-added Tax (“VAT”) and surtaxes

According to Caishui [2016] No. 36 effective from 1 May 2016, interest income from government bonds and municipal local government bonds are exempted from VAT. Furthermore, the MOF and SAT jointly issued Caishui [2016] No. 70, which is a supplementary notice to Caishui [2016] No. 36 concerning the financial industry. According to Caishui [2016] No. 70, interest income derived from holding of financial bonds (i.e. bonds issued by PRC incorporated financial institutions in the inter- bank bond market or exchange market) by financial institutions is exempted from VAT. However, such exemption is technically not applicable to interest derived from bonds other than the aforesaid.

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Caishui [2018] No. 108 mentioned that the interest income of the bonds derived by OIIs in the China bond market is exempted from VAT for three years effective from 7 November 2018 to 6 November 2021.

According to Caishui [2016] No. 36 and Caishui [2016] No. 70, gains derived by QFIIs from the transfer of PRC Securities will be exempted from VAT since 1 May 2016.

Where capital gains are derived by a non-resident from transfer of offshore PRC debt securities, VAT in general is not imposed as the purchase and disposal are concluded and completed outside China.

If VAT is applicable, there are also other surtaxes (which include Urban Construction and Maintenance Tax, Education Surcharge and Local Education Surcharge) that would amount to as high as 12% of VAT payable.

Stamp Duty (“SD”)

SD under the PRC laws generally applies to the execution and receipt of all taxable documents listed in the PRC’s Provisional Rules on SD. SD is levied on the execution or receipt in China of certain documents, including loan contracts.

Tax Provision

It should be noted that there is a possibility of the PRC tax rules, regulations and practice being changed and taxes being applied retrospectively. If tax is levied by the SAT on the Portfolio and the Portfolio is required to make payments reflecting tax liabilities for which no provisions have been made, investors should note that the Net Asset Value of the Portfolio may be adversely affected, as the Portfolio will ultimately have to bear the full amount of tax liabilities.

In this case, the tax liabilities of the Portfolio will only impact Participating Shares in issue of the Portfolio at the relevant time, and the then existing Shareholders and subsequent Shareholders of the Portfolio will be disadvantaged as such Shareholders will bear, through the Portfolio, a disproportionately higher amount of tax liabilities as compared to that borne at the time of investment in the Portfolio.

The actual tax liabilities may be lower than the tax provision made (if any), in which case those persons who have already redeemed their Participating Shares before the actual tax liabilities are determined will not be entitled or have any right to claim any part of such overprovision.

Shareholders may be disadvantaged depending upon the final tax liabilities and when they subscribed and/or redeemed their Participating Shares in the Portfolio. Shareholders should seek their own tax advice on their tax position with regard to their investment in the Portfolio.

WHT provision on capital gains from onshore PRC debt securities

In order to meet the potential tax liability for capital gains in respect of the gross realized and unrealized capital gains derived from the investments in onshore PRC debt securities, a provision of 10% has been made by the Portfolio before 30 October 2015.

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Please note that the interpretation of the taxability of the capital gains from the trading of PRC debt securities may be subject to change. If the SAT and/or MOF would issue tax rules in the future which change the above position (e.g. consider the gains derived by non PRC residents (including QFIIs) to be PRC sourced), the Portfolio would need to assess whether treaty relief would be available under the Arrangement.

The Portfolio’s approach with regard to WHT is subject to change if there is specific tax rule/guidance on QFII issued by the SAT/MOF, as well as practices adopted by the local tax authorities/SAT, in the future.

In respect of offshore bond investments, the Portfolio will not currently make any provision for any potential tax liability for capital gains. WHT provision and VAT provision on the Portfolio’s interest income derived from onshore PRC debt instruments

Investors should seek their own tax advice on their PRC tax position with regard to their investment in the Portfolio.

The risk factors above and those set out in the Memorandum do not purport to be complete. Nor do they purport to be an entire explanation of the risks involved in an investment in the Portfolio. A potential investor should read the Memorandum and this Supplement in their entirety as well as consult with its own legal, tax and financial advisers before deciding to invest in the Portfolio.

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FINANCIAL INFORMATION AND REPORTS

FINANCIAL STATEMENTS

The first audit of the Portfolio will be for the period beginning on the commencement of the operations of the Portfolio and ending on 31 December 2020. The financial statements of the Portfolio will be presented in US Dollars and prepared in accordance with IFRS, unless the Directors otherwise deem appropriate.

REPORTS TO SHAREHOLDERS

Each Shareholder will be provided with a copy of an annual report that will include audited financial statements of the Portfolio within six months of the end of each financial year of the Company. Shareholders will also be provided with a monthly report on the investment performance of the Portfolio.

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